Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports Third Quarter 2008 Earnings
Significant items to report are as follows:
•	Adjusted EBITDA of $51.6 million and a net loss of $12.5 million for the third quarter of 2008.

•	Specialty products segment gross profit of $66.1 million for the third quarter of 2008.

•	Declared a distribution of $0.45 per unit on all outstanding units for the third quarter of 2008.
INDIANAPOLIS—(PR NEWSWIRE)— November 5, 2008—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net loss for the three months ended September 30, 2008 of $12.5 million compared to net income of $9.5 million for the same period in 2007. Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $13.6 million and $51.6 million, respectively, for the three months ended September 30, 2008 as compared to $14.7 million and $20.3 million, respectively, for the comparable periods in 2007. Distributable Cash Flow for the three months ended September 30, 2008 was $41.3 million as compared to $17.2 million for the same period in 2007. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
Net income for the nine months ended September 30, 2008 was $25.9 million compared to net income of $75.1 million for the same period in 2007. EBITDA and Adjusted EBITDA were $91.3 million and $114.4 million, respectively, for the nine months ended September 30, 2008 as compared to $90.0 million and $96.3 million, respectively, for the same period in 2007. Distributable Cash Flow for the nine months ended September 30, 2008 was $91.4 million as compared to $83.5 million for the same period in 2007. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-GAAP financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
The Partnership’s net income for the quarter ended September 30, 2008 as compared to the same period in the prior year decreased by $22.0 million to a net loss of $12.5 million due primarily to increased unrealized and realized losses on our derivative instruments and increased interest expense offset by increased gross profit in our specialty products segment. The increase in both unrealized loss on derivative instruments of $28.4 million, a non-cash item, and realized loss on derivative instruments of $8.8 million, were due primarily to a decline in the fair market value of certain crude oil derivative instruments not designated as hedges as a result of decreases in crude oil prices. The increased interest expense of $9.3 million was due primarily to higher debt levels from financing both the Penreco acquisition, which closed in January 2008, as well as costs related to the completion of the Shreveport refinery expansion project, which was operational in May 2008. Offsetting these reductions to net income was increased gross profit from our specialty products segment of $44.4 million. Gross profit by segment for the third quarter of 2008 for specialty products and fuel products was $66.1 million and $10.9 million, respectively, compared to $21.7 million and $16.2 million, respectively, for the same period in 2007. The increase in specialty products segment gross profit was primarily due to the Penreco acquisition, the Shreveport refinery expansion and the price increases achieved over the last several quarters on the majority of our specialty products implemented in response to the rising cost of crude oil experienced over the last several quarters.
Total Specialty Products segment sales volume for the third quarter of 2008 was 28,467 barrels per day (“bpd”) as compared to 22,791 bpd for the same period in the prior year, an increase of 5,676 bpd or 24.9%, primarily due to incremental sales volume associated with our Karns City and Dickinson facilities acquired in the purchase of Penreco in January 2008 as well as increased lubricating oils sales volume as a result of the Shreveport refinery expansion.
Total Fuel Products segment sales volume for the third quarter of 2008 was 28,587 bpd as compared to 26,317 bpd in the same period for the prior year, an increase of 2,270 bpd, or 8.6%, primarily due to higher fuels production, primarily diesel, subsequent to the completion of the Shreveport refinery expansion project in May 2008.
“We are pleased to announce our record quarterly Adjusted EBITDA performance for the third quarter and that we are successfully managing through this period of unprecedented crude oil price volatility. In order to continue to achieve improved results from operations to further enhance liquidity and for continued compliance with the financial covenants in our credit agreements, we will continue to focus on maintaining lower inventory levels, increasing our Shreveport refining throughput rates in order to increase specialty products volume given tight market supply conditions as well as continuing to integrate Penreco,” said Bill Grube, Calumet’s CEO and President. “Although current economic and capital market conditions are challenging and can impact all businesses in ways we cannot currently anticipate, we believe that the completion of our Shreveport expansion project, the acquisition of Penreco and improved margins on our specialty products have positioned us to continue to improve our operating results and distributable cash flows,” said Mr. Grube.
Shreveport Refinery Operations
The Shreveport refinery expansion project was completed and operational in May 2008. The Shreveport expansion project has increased this refinery’s throughput capacity from 42,000 bpd to 60,000 bpd. For the three months ended September 30, 2008, the Shreveport refinery had total feedstock throughput of approximately 39,000 bpd, which represents an increase of approximately 4,000 bpd from the first quarter of 2008, before completion of the Shreveport expansion project. We experienced a lower than expected increase in total throughput for the quarter due primarily to lower crude oil supply due to Hurricanes Ike and Gustav, unscheduled downtime at the Shreveport refinery due to Hurricane Ike and reduced production rates due to incremental refining economics associated with the higher cost of crude oil early in the third quarter of 2008. As a result of the expansion project, we have enhanced the Shreveport refinery’s ability to process sour crude oil. During the third quarter, we processed approximately 13,000 bpd of sour crude oil at the Shreveport refinery and after the completion of planned turnaround activities on certain operating units in November 2008, we anticipate running up to 19,000 bpd of sour crude oil at the Shreveport refinery. In certain operating scenarios where overall throughput is reduced, we expect we will be able to increase sour crude oil throughput rates up to approximately 25,000 bpd.
Other Strategic Initiatives
     Increased Crude Oil Price Hedging for Specialty Products Segment
     We remain committed to an active hedging program to manage commodity price risk in both our specialty products and fuel products segments. Due to the current volatility of the price of crude oil and the impact such volatility can have on our short-term cash flows, we have implemented modifications to our hedging strategy to increase the overall portion of input prices for specialty products we may hedge. Specifically, we have targeted the use of derivative instruments to mitigate our exposures to crude oil prices for up to 75% of our specialty products production when conditions warrant. We continue to believe that a shorter-term time horizon of hedging crude oil purchases for 3 to 9 months forward for the specialty products segment is appropriate given our general ability to increase specialty products prices in the shorter term. During the third quarter of 2008 and early in the fourth quarter of 2008, we have also focused on limiting our cash losses related to derivatives as a result of the significant decrease in crude oil prices during the period. For example, we have purchased 1.2 million barrels of crude oil put options that will expire in November 2008 to limit the derivative losses as well as minimize the requirement to provide credit support to our hedging counterparties in the form of cash margin or standby letters of credit, which reduce our liquidity. We will determine if additional downside protection is needed at which time we may purchase additional crude oil put options with expiration terms beyond November 2008. Our current commodity derivative instruments are presented in detail at the end of this earnings release.
     Working Capital Reduction
We have implemented strategies to minimize inventory levels across all of our facilities to reduce working capital needs and are now maintaining these reduced levels to minimize borrowing needs. As an example, effective May 1, 2008, we entered into a crude oil supply agreement with an affiliate of our general partner to purchase crude oil used at our Princeton refinery on a just-in-time basis, which will significantly reduce crude oil inventory historically maintained for this facility by approximately 200,000 barrels. Excluding inventory related to the Penreco acquisition, we have reduced our inventory levels by approximately 1,000,000 barrels, or approximately 46.4% during the nine months ended September 30, 2008.
Credit Agreement Covenant Compliance
As previously discussed, we have experienced adverse financial conditions primarily attributable with historically high crude oil costs, which negatively affected specialty products gross profit for the three quarters ended June 30, 2008. Also contributing to these adverse financial conditions were the significant cost overruns and delays in the startup of the Shreveport refinery expansion project. Compliance with the financial covenants pursuant to our credit agreements is tested quarterly based upon performance over the most recent four fiscal quarters, and as of September 30, 2008, we were in compliance with all financial covenants under our credit agreements. Our ability to maintain compliance with these financial covenants in the quarter ended September 30, 2008 was substantially enhanced by the significant increase in specialty products segment gross profit during the third quarter resulting from increased selling prices for specialty products and reductions in the cost of crude oil. We are continuing to take steps to ensure that we meet the requirements of our credit agreements and currently forecast that we will be in compliance for all future measurement dates.
While assurances cannot be made regarding our future compliance with these covenants and being cognizant of the general uncertain economic environment, we anticipate that our completion of the Shreveport refinery expansion project, continued integration of the Penreco acquisition, our forecasted capital expenditures, our marketing strategies, and other strategic initiatives discussed above will allow us to maintain compliance with such financial covenants and improve our Adjusted EBITDA, liquidity and distributable cash flows.
Revolving Credit Facility Capacity
On September 30, 2008, we had availability under our revolving credit facility of $136.5 million, based upon a $303.7 million borrowing base, $74.3 million in outstanding letters of credit, and outstanding borrowings of $92.9 million. On October 31, 2008, we had availability on our revolving credit facility of $105.5 million, based upon a $266.5 million borrowing base, $40.3 million in outstanding letters of credit, and outstanding borrowings of $120.7 million. We believe that we have sufficient cash flow from operations and borrowing capacity to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures. However, we are subject to business and operational risks that could materially adversely affect our cash flows. A material decrease in our cash flow from operations or a significant, sustained decline in crude oil prices would likely produce a corollary material adverse effect on our borrowing capacity under our revolving credit facility and potentially our ability to comply with the covenants under our credit facilities. Recent and substantial declines in crude oil prices, if sustained, may materially diminish our borrowing base based on the value of our crude oil inventory, which could result in a material reduction in the capacity under our revolving credit facility.
Quarterly Distribution
As announced on October 15, 2008, the Partnership declared a quarterly cash distribution of $0.45 per unit on all outstanding units for the three months ended September 30, 2008. The distribution will be paid on November 14, 2008 to unitholders of record as of the close of business on November 4, 2008.
Operations Summary
     The following table sets forth unaudited information about our combined refinery operations. Refining production volume differs from sales volume due to changes in inventory.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Sales volume (bpd):
Specialty products sales volume	28,467	22,791	30,215	23,502
Fuel products sales volume	28,587	26,317	28,723	23,933

Total (1)	57,054	49,108	58,938	47,435

Total feedstock runs (bpd)(2)(3)	57,263	51,305	57,985	48,758
Facility production (bpd):
Specialty products:
Lubricating oils	13,257	10,768	13,108	10,785
Solvents	7,779	5,294	8,489	5,162
Waxes	1,518	1,287	1,851	1,177
Fuels	1,141	1,798	1,157	1,985
Asphalt and other by-products	6,691	6,980	6,872	6,254

Total	30,386	26,127	31,477	25,363

Fuel products:
Gasoline	8,394	7,651	8,636	7,382
Diesel	10,548	6,309	10,580	5,627
Jet fuel	6,613	8,627	6,089	7,922
By-products	271	1,409	344	1,618

Total	25,826	23,996	25,649	22,549

Total facility production (3)	56,212	50,123	57,126	47,912

(1)	Total sales volume includes sales from the production of our facilities, sales of purchased products and sales of inventories. The increase in sales volume for the three and nine months ended September 30, 2008 compared to the same period in the prior year was primarily due to volume associated with our operations acquired in the Penreco acquisition which closed in January 2008.

(2)	Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities. The increase in feedstock runs for the three and nine months ended September 30, 2008 was primarily due to feedstock runs at our operations acquired in the Penreco acquisition which closed in January 2008, as well as increased crude oil runs at our Shreveport refinery due to the startup of the Shreveport refinery expansion. The increase due to the Shreveport refinery expansion was offset by lower crude oil supply due to Hurricanes Ike and Gustav, unscheduled downtime at the Shreveport refinery due to

Hurricane Ike, and reduced production rates due to incremental refining economics associated with the cost of crude oil early in the third quarter of 2008.

(3)	Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
About the Company
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.
A conference call is scheduled for 1:30 p.m. ET (12:30 p.m. CT) Wednesday, November 5, 2008, to discuss the financial and operational results for the third quarter of 2008. Anyone interested in listening to the presentation may call 866-770-7146 and enter passcode 72999677. For international callers, the dial-in number is 617-213-8068 and the passcode is 72999677.
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 96134556. International callers can access the replay by calling 617-801-6888 and entering passcode 96134556. The replay will be available beginning Wednesday, November 5, 2008, at approximately 3:30 p.m. until Wednesday, November 19, 2008.
The information contained in this press release is available on the Partnership’s website at
http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
     Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of crude oil and crack spread price fluctuations and rapid increases or decreases including the impact on our liquidity; the results of our hedging and other risk management activities; risks associated with our Shreveport expansion project; difficulties in successfully integrating the operations and employees of Penreco and the timing of such integration; our ability to comply with the financial covenants contained in our credit agreements; the availability of, and our ability to consummate, acquisition or combination opportunities; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit from our suppliers and hedging counterparties; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane and other weather interference with business operations or project construction; fluctuations in the debt and equity markets; accidents or other unscheduled shutdowns; the price, availability and acceptance of alternative fuels and alternative-fuel vehicles; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Forms 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. . The statements regarding (i) the Shreveport refinery expansion project’s resulting increases in production levels, (ii) the future benefits and risks of the Penreco acquisition, (iii) future anticipated levels of crude oil inventory, (iv) our anticipated levels of hedging and (v) future compliance with our debt covenants as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.
Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; and (g) all non-recurring restructuring charges associated with the Penreco acquisition minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	Unaudited		Unaudited
Sales	$724,371	$428,084	$1,990,315	$1,200,923
Cost of sales	647,397	390,209	1,817,625	1,047,542

Gross profit	76,974	37,875	172,690	153,381
Operating costs and expenses:
Selling, general and administrative	11,995	4,235	29,666	16,069
Transportation	21,656	13,218	66,685	40,835
Taxes other than income taxes	1,324	923	3,386	2,719
Other	393	2,220	957	2,562

Operating income	41,606	17,279	71,996	91,196

Other income (expense):
Interest expense	(10,670)	(1,346)	(24,373)	(3,474)
Interest income	23	290	346	1,849
Debt extinguishment costs	—	(347)	(898)	(347)
Realized loss on derivative instruments	(12,621)	(3,870)	(12,971)	(9,658)
Unrealized loss on derivative instruments	(30,892)	(2,445)	(13,866)	(3,937)
Gain on sale of mineral rights	—	—	5,770	—
Other	187	(9)	205	(145)

Total other expense	(53,973)	(7,727)	(45,787)	(15,712)

Net income (loss) before income taxes	(12,367)	9,552	26,209	75,484
Income tax expense	148	96	308	401

Net income (loss)	$(12,515)	$9,456	$25,901	$75,083

Minimum quarterly distribution to common unitholders	(8,625)	(7,365)	(25,875)	(22,095)
General partner’s incentive distribution rights	—	—	(10,658)	(14,102)
General partner’s interest in net (income) loss	250	(189)	(8)	(783)
Common unitholders’ share of net income in excess of minimum quarterly distribution	—	—	(9,704)	(13,592)

Subordinated unitholders’ interest in net income (loss)	$(20,890)	$1,902	$(20,344)	$24,511

Basic and diluted net income (loss) per limited partner unit:
Common	$0.45	$0.45	$1.86	$2.18
Subordinated	$(1.60)	$0.15	$(1.55)	$1.88
Weighted average limited partner common units outstanding — basic	19,166	16,366	19,166	16,366
Weighted average limited partner subordinated units outstanding — basic	13,066	13,066	13,066	13,066
Weighted average limited partner common units outstanding — diluted	19,166	16,369	19,166	16,369
Weighted average limited partner subordinated units outstanding — diluted	13,066	13,066	13,066	13,066

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS

Current assets:
Cash	$107	$35
Accounts receivable:
Trade	218,698	109,501
Other	438	4,496

	219,136	113,997

Inventories	89,450	107,664
Prepaid expenses and other current assets	3,017	7,588

Total current assets	311,710	229,284
Property, plant and equipment, net	666,654	442,882
Goodwill	48,336	—
Other intangible assets, net	52,915	2,460
Other noncurrent assets, net	11,875	4,231

Total assets	$1,091,490	$678,857

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$157,518	$167,977
Accrued salaries, wages and benefits	10,143	2,745
Taxes payable	8,211	6,215
Other current liabilities	7,743	4,882
Current portion of long-term debt	4,842	943
Derivative liabilities	117,835	57,503

Total current liabilities	306,292	240,265
Pension and postretirement benefit obligations	4,720	—
Long-term debt, less current portion	451,295	38,948

Total liabilities	762,307	279,213
Commitments and contingencies
Partners’ capital:
Partners’ capital	413,822	439,285
Accumulated other comprehensive loss	(84,639)	(39,641)

Total partners’ capital	329,183	399,644

Total liabilities and partners’ capital	$1,091,490	$678,857

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Nine Months Ended
	September 30,
	2008	2007
	Unaudited
Operating activities
Net income	$25,901	$75,083
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,369	10,978
Amortization of turnaround costs	1,041	2,586
Provision for doubtful accounts	1,320	—
Non-cash debt extinguishment costs	898	347
Unrealized loss on derivative instruments	13,866	3,937
Gain on sale of mineral rights	(5,770)	—
Other non-cash activities	1,223	205
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(64,410)	(18,159)
Inventories	84,606	9,605
Prepaid expenses and other current assets	4,641	1,773
Derivative activity	7,510	1,079
Intangible assets	(1,438)	—
Other noncurrent assets	(547)	(5,461)
Accounts payable	(39,473)	44,975
Accrued salaries, wages and benefits	1,621	(1,077)
Taxes payable	1,996	361
Other current liabilities	518	(473)
Other non-current liabilities	(193)	—

Net cash provided by operating activities	75,679	125,759
Investing activities
Additions to property, plant and equipment	(161,811)	(165,460)
Acquisition of Penreco, net of cash acquired	(269,118)	—
Settlement of derivative instruments	(6,042)	—
Proceeds from sale of mineral rights	6,065	—
Proceeds from disposal of property, plant and equipment	24	61

Net cash used in investing activities	(430,882)	(165,399)
Financing activities
Proceeds from (repayments of) borrowings, net — revolving credit facility	85,933	34,020
Repayments of borrowings— prior term loan credit facility	(30,099)	(19,327)
Proceeds from borrowings — new term loan credit facility, net	367,600	—
Debt issuance costs	(9,633)	—
Repayments of borrowings — new term loan credit facility	(8,953)	—
Payments on capital lease obligations	(309)	—
Change in bank overdraft	2,190	1,216
Purchase of units for unit grants	(115)	—
Distributions to partners	(51,339)	(57,196)

Net cash provided by (used in) financing activities	355,275	(41,287)

Net increase (decrease) in cash	72	(80,927)
Cash at beginning of period	35	80,955

Cash at end of period	$107	$28

Supplemental disclosure of cash flow information
Interest paid	$24,180	$6,285

Income taxes paid	$19	$120

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	Unaudited		Unaudited
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA:
Net income (loss)	$(12,515)	$9,456	$25,901	$75,083
Add:
Interest expense and debt extinguishment costs	10,670	1,693	25,271	3,821
Depreciation and amortization	15,289	3,493	39,868	10,684
Income tax expense	148	96	308	401

EBITDA	$13,592	$14,738	$91,348	$89,989

Add:
Unrealized loss from mark to market accounting for hedging activities	$33,429	$3,425	$15,184	$5,017
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	4,537	2,171	7,905	1,273

Adjusted EBITDA	$51,558	$20,334	$114,437	$96,279

Less:
Maintenance capital expenditures (1)	(987)	(1,914)	(5,417)	(9,450)
Cash interest expense (2)	(9,115)	(1,085)	(17,338)	(2,952)
Income tax expense	(148)	(96)	(308)	(401)

Distributable Cash Flow	$41,308	$17,239	$91,374	$83,476

(1)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(2)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Nine Months Ended
	September 30,
	2008	2007
	Unaudited
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$114,437	$96,279
Add:
Unrealized loss from mark to market accounting for hedging activities	(15,184)	(5,017)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(7,905)	(1,273)

EBITDA	$91,348	$89,989

Add:
Interest expense and debt extinguishment costs, net	(22,679)	(3,481)
Unrealized loss on derivative instruments	13,866	3,937
Income tax expense	(308)	(401)
Provision for doubtful accounts	1,320	—
Non-cash debt extinguishment costs	898	347
Changes in assets and liabilities:
Accounts receivable	(64,410)	(18,159)
Inventory	84.606	9,605
Other current assets	4,641	1,773
Derivative activity	7,510	1,079
Accounts payable	(39,473)	44,975
Other current liabilities	4,135	(1,189)
Other, including changes in noncurrent assets and liabilities	(5,775)	(2,716)

Net cash provided by operating activities	$75,679	$125,759

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UPDATE ON EXISTING COMMODITY DERIVATIVE INSTRUMENTS
     As of October 31, 2008, we have provided a total of $15.4 million of credit support in the form of cash collateral to our counterparties related to our derivative instruments. As a result of our specialty products crude oil hedging activities, we recorded a gain of $3.1 million and a loss $10.7 million, respectively, to cost of goods sold and realized loss on derivative instruments in the unaudited condensed consolidated statements of operations for the quarter ended September 30, 2008. For the nine months ended September 30, 2008, we recorded gains of $20.7 million and a loss of $5.6 million, respectively, to cost of goods sold and realized loss on derivative instruments in the unaudited condensed consolidated statements of operations.
     The following table provides a summary of our derivatives and implied crack spreads for our crude oil, diesel and gasoline swaps as of September 30, 2008:

			Implied Crack
Swap Contracts by Expiration Dates	Barrels	BPD	Spread ($/Bbl)
Fourth Quarter 2008	2,116,000	23,000	12.42
Calendar Year 2009	8,212,500	22,500	11.43
Calendar Year 2010	7,482,500	20,500	11.20
Calendar Year 2011	3,009,000	8,244	11.99

Totals	20,820,000
Average price			$11.53
     The following tables provide information about our derivative instruments related to our specialty products segment as of September 30, 2008:
     At September 30, 2008, the Company had the following four-way crude oil collar derivatives related to crude oil purchases in its specialty products segment, none of which are designated as hedges. As a result of these derivatives not being designated as hedges, the Company recognized $1.2 million of losses in unrealized loss on derivative instruments in the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2008.

			Average	Average	Average	Average
			Lower Put	Upper Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
October 2008	124,000	4,000	$92.98	$102.98	$112.98	$122.98
November 2008	120,000	4,000	92.98	102.98	112.98	122.98
December 2008	124,000	4,000	92.98	102.98	112.98	122.98

Totals	368,000
Average price			$92.98	$102.98	$112.98	$122.98
     At September 30, 2008, the Company had the following three-way crude oil collar derivatives related to crude oil purchases in its specialty products segment, none of which are designated as hedges. As a result of these barrels not being designated as hedges, the Company recognized $11.7 million of losses in unrealized loss on derivative instruments in the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2008.

			Average	Average	Average
			Sold Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)
Fourth Quarter 2008	951,000	10,337	$109.44	$127.29	$136.20

Totals	951,000
Average price			$109.44	$127.29	$136.20
     At September 30, 2008, the Company had the following two-way crude oil collar derivatives related to crude oil purchases in its specialty products segment, none of which are designated as hedges. As a result of these barrels not being designated as hedges, the Company recognized $5.1 million of losses in unrealized loss on derivative instruments in the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2008.

			Average	Average
			Sold Put	Bought Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)
Fourth Quarter 2008	276,000	3,000	$98.85	$135.00
First Quarter 2009	180,000	2,000	112.05	145.00
Second Quarter 2009	91,000	1,000	111.45	145.00
Fourth Quarter 2009	276,000	3,000	86.40	120.00

Totals	823,000
Average price			$98.95	$133.26
     At September 30, 2008, the Company had the following purchased put option derivatives related to crude oil purchases in its specialty products segment, none of which are designated as hedges. As a result of these derivatives not being designated as hedges, the Company recognized $0.1 of gains in unrealized loss on derivative instruments in the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2008.

			Average
			Bought Put
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
October 2008	279,000	9,000	$87.67
Totals	279,000
Average price			$87.67
     At September 30, 2008, the Company had the following derivatives related to natural gas purchases, of which 180,000 Mmbtus are designated as hedges. As a result of these barrels not being designated as hedges, the Company recognized $1.8 million of losses in unrealized loss on derivative instruments in the unaudited condensed consolidated statements of operations for the nine months ended September 30, 2008.

Natural Gas Swap Contracts by Expiration Dates	MMbtu	$/MMbtu
Fourth Quarter 2008	430,000	$10.25
First Quarter 2009	330,000	$10.38

Totals	760,000
Average price		$10.31
     As of October 31, 2008, we have had the following additional activity related to derivative instruments, none of which are designated as hedges, for our specialty products segment:
1. We settled 274,000 barrels of three-way crude oil collars in the fourth quarter of 2008 for $5.2 million and entered into the following four-way and three-way collars to replace this volume.

			Average	Average	Average	Average
			Bought Put	Sold Put	Bought Call	Sold Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
November 2008	90,000	3,000	$74.13	$84.13	$94.13	$104.13

			Average	Average	Average
			Sold Put	Bought Call	Sold Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)
December 2008	124,000	4,000	$78.61	$88.36	$97.36

2. We settled 90,000 bbls of two-way crude oil collars in the fourth quarter of 2008 for $1.3 million and entered into the following four-way collars to replace a portion of this volume.

			Average	Average	Average	Average
			Bought Put	Sold Put	Bought Call	Sold Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
November 2008	90,000	3,000	$72.60	$82.60	$92.60	$102.60

3. We purchased 1.2 million barrels of crude oil put options that will settle on November 17, 2008 with an average strike price of $82.50 per barrel to offset the risk of loss on our existing two-way and three-way crude oil collar positions.
4. We purchased the following two-way crude oil collars to increase our number of derivative instruments to mitigate our exposures to changes in crude oil prices.

			Sold Put	Bought Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)
January 2009	62,000	2,000	$62.85	$80.00
February 2009	56,000	2,000	62.85	80.00
March 2009	62,000	2,000	62.95	80.00

Totals	180,000
Average Price			$62.88	$80.00

			Average	Average	Average	Average
			Bought Put	Sold Put	Bought Call	Sold Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
January 2009	62,000	2,000	$66.88	$76.88	$86.88	$96.88